UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2007

Peoples Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0-24169	52-2027776
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

P.O. Box 210, 100 Spring Avenue, Chestertown, Maryland 21620
(Address of principal executive offices) (Zip Code)

(410) 778-3500
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 31, 2007, the Peoples Bank (the “Bank”), a wholly-owned subsidiary of Peoples Bancorp, Inc., received notice that a large corporate borrower (the “Borrower”) has filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Maryland (Baltimore). The amounts owed to the Bank by the Borrower under all loans is approximately $2.5 million. These loans are secured by liens on certain of the Borrower’s assets, on certain parcels of real property and by personal guarantees. In addition, the Borrower’s principal is the managing member of a limited liability company (the “LLC”) that is indebted to the Bank in the approximate amount of $564,000, which indebtedness is secured by liens on certain parcels of real property and by certain personal guarantees. The LLC’s primary business activity is leasing its real property to the Borrower, and management believes that the Borrower’s financial difficulties could potentially have an adverse impact on the LLC’s ability to make timely payments under its loans.

Although management believes that these loans were adequately collateralized at the time they were made, it is impossible to predict at this time what impact, if any, the bankruptcy proceeding will have on the Bank’s ability to obtain repayment under the loans or realize on the collateral securing those loans. Management intends to aggressively pursue repayment of these loans and recovery and liquidation of the collateral securing the loans if necessary. Nevertheless, it is possible that the Borrower’s bankruptcy filing, the deterioration of the Borrower’s financial condition and/or decline in the value of any of the collateral securing the loans could have a material, adverse impact on the Bank’s financial condition and/or results of operations.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES BANCORP, INC.

Dated: November 1, 2007	By:	/s/ Thomas G. Stevenson
Thomas G. Stevenson
President, CEO and CFO